UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): January 31, 2007

                        NATIONAL INVESTMENT MANAGERS INC.
               (Exact Name of Registrant as Specified in Charter)


        Florida                   000-51252                    59-2091510
(State of Incorporation)   (Commission File Number)          (IRS Employer
                                                           Identification No.)

                        420 Lexington Avenue, Suite 2420
                            New York, New York 10170
               (Address of principal executive offices) (Zip Code)

                                 (212) 389-7832
              (Registrant's telephone number, including area code)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01     Entry into a Material Definitive Agreement
Item 3.02     Unregistered Sales of Equity Securities

On December 21, 2006, accredited investors purchased an aggregate of 16,750 shares of Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock") at $100.00 per share for an aggregate purchase price of $1,675,000 from National Investment Managers Inc. (the "Company"). On January 31, 2007, accredited investors purchased an aggregate of 7,600 shares of Series E Preferred Stock at $100.00 per share for an aggregate purchase price of $760,000 from the Company. For each share of Series E Preferred Stock purchased, each investor will receive a common stock purchase warrant to purchase 100 shares of common stock of the Company (the "Warrants"). The Warrants shall be exercisable for a period of seven years at an exercise price of $0.50 per share. The funds raised will be utilized by the Company for working capital and acquisitions.

Each share of Series E Preferred Stock is convertible, at any time at the option of the holder, into 200 shares of common stock of the Company ("Common Stock"). Holders of the Series E Preferred Stock are entitled to receive, when declared by the Company's board of directors, annual dividends of $12.00 per share of Series E Preferred Stock paid quarterly. Such dividends may be paid, at the election of the Company, either (i) in cash, (ii) in registered common stock of the Company or (iii) in restricted shares of common stock of the Company with piggyback registration rights. In the event that the Company elects to issue registered shares of common stock in connection with the dividend on the Series E Preferred Stock, such dividend shares shall be determined by dividing the dividend amount by 95% of the average closing sale price of the common stock for the 20 trading days immediately preceding the record date for payment of such dividend (the "Average Closing Price"). In the event that the Company elects to issue restricted shares of common stock in connection with the dividend on the Series E Preferred Stock, such dividend shares shall be determined by dividing the dividend amount by 80% of the Average Closing Price. If the Company and the investors are unable to determine the Average Closing Price, then such dividend shall be determined by dividing the dividend amount by the average of the three highest closing bid prices during the 20 trading days immediately preceding the record date for payment of such dividend.

The Company has agreed to file a registration statement registering the shares of common stock issuable upon conversion or exercise of the shares of Preferred Stock, Warrants and upon declaration of the dividend. Further, the Company is required to use its best efforts to have such registration statement declared effective within 180 days of the first closing.

In addition to any voting rights provided by law, holders of the Series E Preferred Stock will have the right to vote together with holders of Common Stock and the Series A, Series B, Series C and Series D Preferred Stock as a single class on all matters upon which stockholders are entitled to vote, including election of the members of the Company's Board of Directors. Each share of Series E Preferred Stock will have the number of votes corresponding to the number of shares of Common Stock into which the Series E Preferred Stock may be converted on the record date for determining stockholders entitled to vote.

In the event of any liquidation or winding up of the Company, the holders of Series E Preferred Stock will be entitled to receive, in preference to holders of Common Stock but subject to preferential liquidation rights of Series A, Series B, Series C and Series D Convertible Preferred Stock and any amount of secured convertible debt, an amount equal to two times the original purchase price per share, plus any previously declared and unpaid dividends.

The shares of Series E Preferred Stock were offered and sold to the investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. Each of the Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

In connection with the above closings, the Company paid $134,000 on December 21, 2006 and $50,800 on January 31, 2007 to Westminster Securities Corporation for its services as Placement Agent.

Item 9.01     Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Not applicable

(b) Pro forma financial information.

Not applicable

(c) Index of Exhibits.


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

Exhibit
Number                Description
------                -----------

3.1 Certificate of Designation of Preferences, Rights and Limitations of Series E Cumulative Convertible Preferred Stock (1)

4.1 Form of Subscription Agreement for Series E Cumulative Convertible Preferred Stock (1)

4.2   Form of Common Stock Purchase Warrant (1)

(1) Incorporated by reference to the Form 8K Current Report filed with the Securities and Exchange Commission on December 26, 2006


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL INVESTMENT MANAGERS INC.



By:/s/ Leonard Neuhaus
   --------------------
Name: Leonard Neuhaus
Title: Chief Operating Officer

Date: February 2, 2007